Exhibit 17.2

----- Original Message -----

From: Howie Rubin

To: Mike Reed

Sent: Thu Dec 18 18:26:58 2008

Subject: Resignation from GHS Board of Directors

12/18/2008

To Mike Reed:

Please accept my immediate resignation from the Board of Directors of Gatehouse Media, Inc.

Thank-you,

Howard Rubin